Exhibit 99.1

CONTACT:	Gordon Beittenmiller	777 Post Oak Blvd, Suite 500
	Chief Financial Officer	Houston, Texas 77056
	(713) 830-9600	713-830-9600
Fax 713-830-9696

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA ACQUIRES MECHANICAL UNIT FROM KEYSPAN

Houston, TX – January 17, 2005 – Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation and air conditioning (“HVAC”) services, today announced that it has acquired Granite State Plumbing & Heating (“Granite”) from KeySpan Corporation, a New York-based natural gas and electric utility.  Located near Manchester, NH, Granite had 2004 revenues of approximately $25 million and earnings before interest, taxes, depreciation and amortization of approximately $1 million.  Comfort’s purchase price was $2.8 million in cash, which approximated the book value of Granite’s tangible net assets as of December 31, 2004.

Bill Murdy, Comfort’s Chairman and CEO, noted, “We are very pleased to bring Granite State into the Comfort Systems USA family of companies.  Under the leadership of Gerry Perron and Ken Duchesne, Granite has built an excellent reputation for outstanding design/build mechanical services in the New Hampshire and Vermont markets, and is poised to significantly expand its relatively new service operations.  We expect Granite will also benefit from ongoing growth in the Boston region and southern New Hampshire, and will complement our strong operations in Portland, Maine, Albany, N.Y., Hartford, Conn. and our building controls activities in Boston.

“More broadly, we continue to see good activity levels in most of our markets, and believe that we are well positioned for continued growth in 2005.  Given the size and fragmentation of our industry and the strength of our balance sheet, it makes sense for us to consider acquisition possibilities.  However, we plan to do so on a very selective, opportunistic basis, and expect our growth in 2005 will largely be generated internally.”

Murdy concluded, “We think Granite is a great addition to our company, and gives us a good start for what should be another year of growth and performance for Comfort Systems USA.”

Comfort Systems USA is a premier provider of business solutions addressing workplace comfort, with 61 locations in 50 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the current plans and expectations of Comfort Systems USA, Inc. and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, the lack of a combined operating history and the difficulty of integrating formerly separate businesses, retention of key management, national and regional weakness in non-residential construction activity, difficulty in obtaining or increased costs associated with debt financing or bonding, shortages of labor and specialty building materials, seasonal fluctuations in the demand for HVAC systems and the use of incorrect estimates for bidding a fixed price contract and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release.  Comfort Systems USA, Inc. expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in Comfort Systems USA, Inc.’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.